Exhibit 99.1

Orient Paper, Inc. Announces Fourth Quarter and Fiscal Year 2015 Financial Results

Earnings Conference Call Is Scheduled for Thursday, March 24, 2016, 8:00 am EDT

BAODING, China, March 23, 2016 /PRNewswire/ -- Orient Paper, Inc. (NYSE MKT: ONP) ("Orient Paper" or the "Company"), a leading manufacturer and distributor of diversified paper products in North China, today announced its audited financial results for the fourth quarter and fiscal year ended December 31, 2015.

Mr. Zhenyong Liu, Chairman and Chief Executive Officer of Orient Paper, commented, "The rate of economic growth in China has continued to slow down. Additionally, in the fourth quarter, we had to suspend our production from December 14 to December 29, 2015, to comply with an anti-smog governmental mandate. Despite these difficulties, we grew our gross profit by 22.3% for the year ended December 31, 2015. Our sales volumes for light-weight CMP were up 55.6% in 2015. Also, our newly launched tissue paper packaging business generated $1.7 million in sales for the year ended December 31, 2015. Looking ahead, China's economic growth rate is expected to see a further slow-down. In addition, as the central government ramps up its anti-smog efforts in Beijing and the surrounding provinces, we may be subject to additional government mandated temporary production suspensions. Despite these potential challenges, we anticipate that the sales of our light-weight CMP and tissue paper products will continue to grow because of the strong demand for these products and the closures of small-scale manufacturers."

Fourth Quarter 2015 Financial Highlights

	For the Three Months Ended December 31,
($ millions)	2015	2014	% Change
Revenue	35.1	32.7	7.4%
Regular Corrugating Medium Paper ("CMP")*	19.5	20.3	-4.0%
Light-Weight CMP**	4.2	4.0	5.9%
Offset Printing Paper	9.7	8.4	16.6%
Tissue Paper Products	1.4	0.0	NA
Digital Photo Paper	0.2	0.0	405.5%
Gross profit	6.0	5.6	7.1%
Gross margin	17.0%	17.1%	-0.1	pp
Regular Corrugating Medium Paper ("CMP")*	15.8%	15.9%	-0.1	pp
Light-Weight CMP**	27.4%	25.2%	2.2	pp
Offset Printing Paper	16.5%	16.5%	0.0	pp
Tissue Paper Products	16.0%	NA	NA
Digital Photo Paper	-53.7%	-93.0%	39.3	pp
Operating income	3.7	3.6	2.1%
Net income	2.2	2.2	0.0%
EBITDA	7.1	6.0	16.5%
Diluted earnings per share	0.11	0.11	0.0%

* Products from PM6
** Products from the newly renovated PM1
***Pp represents percentage points

●	Despite the government mandated temporary production suspension from December 14 to December 29, 2015, revenue increased by 7.4% to $35.1 million, primarily attributable to an increase in sales of offset printing paper and contribution from sales of the newly launched tissue paper products, partially offset by a decrease in sales of regular CMP.

●	Gross profit increased by 7.1% to $6.0 million.

●	Gross margin slightly decreased to 17.0%, primarily due to the low gross margin for tissue paper products, partially offset by an increase in gross margin for light-weight CMP.

●	Earnings before interest, taxes, depreciation and amortization ("EBITDA") was $7.1 million, an increase of 16.5% from the same period of last year.

●	Net income was $2.2 million, or $0.11 per diluted share, both of which remained unchanged from the same period of last year.

●	The newly launched tissue paper product business generated revenue of $1.4 million with shipment volume of 1,099 tonnes and average selling price ("ASP") of $1,313/tonne.

Revenue

For the fourth quarter of 2015, total revenue increased by $2.4 million, or 7.4%, to $35.1 million from $32.7 million for the same period of the last year. The following table summarizes revenue, volume and ASP by product for the fourth quarter of 2015:

	For the Three Months Ended December 31,
	2015			2014
	Revenue ($'000)	Volume (tonne)	ASP ($/tonne)	Revenue ($'000)	Volume (tonne)	ASP ($/tonne)
Regular CMP	19,507	58,343	334	20,319	54,922	370
Light-Weight CMP	4,212	12,297	343	3,977	10,670	373
Offset Printing Paper	9,748	14,592	668	8,362	12,110	690
Tissue Paper Products	1,443	1,099	1,313	-	-	NA
Digital Photo Paper	199	77	2,582	39	13	3,069
Total	35,109	86,408	406	32,697	77,715	421

Revenue from CMP, including both regular CMP and light-Weight CMP, decreased by $0.6 million, or 2.4%, to $23.7 million, and accounted for 67.6% of total revenue for the fourth quarter of 2015, compared to $24.3 million, or 74.3% of total revenue for the same period of last year. The Company sold 70,640 tonnes of CMP at an ASP of $336/tonne in the fourth quarter of 2015, compared to 65,592 tonnes at an ASP of $370/tonne in the same period of last year.

Of the total CMP sales, revenue from regular CMP decreased by $0.8 million, or 4.0%, to $19.5 million, resulting from sales of 58,343 tonnes at an ASP of $334/tonne during the fourth quarter of 2015, compared to revenue of $20.3 million, resulting from sales of 54,922 tonnes at an ASP of $370/tonne for the same period of last year. Revenue from light-weight CMP increased by $0.2 million, or 5.9%, to $4.2 million, resulting from sales of 12,297 tonnes at an ASP of $343/tonne for the fourth quarter of 2015, compared to revenue of $4.0 million, resulting from sales of 10,670 tonnes at an ASP of $373/tonne, for the same period of the last year.

Revenue from offset printing paper increased by $1.4 million, or 16.6%, to $9.7 million for the fourth quarter of 2015, from $8.4 million for the same period of last year. The Company sold 14,592 tonnes of offset printing paper at an ASP of $668/tonne in the fourth quarter of 2015, compared to 12,110 tonnes at an ASP of $690/tonne in the same period of last year.

Revenue from tissue paper products was $1.4 million. The Company sold 1,099 tonnes tissue paper products at an ASP of $1,313/tonne for the fourth quarter of 2015.

Revenue from digital photo paper was $0.2 million for the fourth quarter of 2015, compared to $0.04 million for the same period of last year. The Company sold 77 tonnes of digital photo paper at an ASP of $2,582/tonne in the fourth quarter of 2015, compared to 13 tonnes at an ASP of $3,069/tonne in the same period of the last year. In October 2014, we shut down and disassembled our digital photo paper production facilities (the PM4 and PM5 production lines) for the relocation mandated by the local county government to a new workshop that we built across the street from our main production base, Xushui Paper Mill. We completed the relocation and resumed commercial production of our digital photo paper in August 2015.

Gross Profit and Gross Margin

Total cost of sales increased by $2.0 million, or 7.4%, to $29.1 million for the fourth quarter of 2015, from $27.1 million for the same period of the last year. Cost of sales per tonne was $337 for the fourth quarter of 2015, compared to $349 for the same period of last year. Costs of sales per tonne for regular CMP, light-weight CMP, offset printing paper, tissue paper products, and digital photo paper were, $281, $249, $558, $1,103, and $3,968, respectively, for the fourth quarter of 2015, compared to $311, $279, $577, $nil, and $5,946, respectively, for the same period of last year.

Total gross profit increased by $0.4 million, or 7.1%, to $6.0 million for the fourth quarter of 2015, from $5.6 million for the same period of last year. Total gross margin slightly decreased to 17.0% for the fourth quarter of 2015 from 17.1% for the same period of last year, primarily due to the lower gross margin for tissue paper products, partially offset by increase in gross margin for light-weight CMP.

2

Gross margin for regular CMP, light-weight CMP, offset printing paper, tissue paper products, and digital photo paper was 15.8%, 27.4%, 16.5%, 16.0% and -53.7%, respectively, for the fourth quarter of 2015, compared to 15.9%, 25.2%, 16.5%, nil, and -93.0%, respectively, for the same period of last year.

Selling, General and Administrative Expenses

Selling, general and administrative expenses ("SG&A") was $2.3 million for the fourth quarter of 2015, compared to $2.0 million for the same period of the last year. The increase was primarily due to an increase in the depreciation costs associated with disassembling the digital photo production lines for relocation that was charged to SG&A and our temporarily idle property, plant and equipment at our new tissue paper plant in the Wei County Industrial Park.

Income from Operations

Income from operations increased slightly to $3.7 million for the fourth quarter of 2015 from $3.6 million for the same period of last year. Operating margin was 10.4% for the fourth quarter of 2015, compared to 11.0% for the same period of last year.

Net Income

Net income was $2.2 million, or $0.11 per basic and diluted share, for the fourth quarter of 2015, which remained unchanged from the same period of last year.

EBITDA

EBITDA increased by $1.1 million, or 16.5%, to $7.1 million for the fourth quarter of 2015, from $6.0 million for the same period of last year.

Full Year 2015 Financial Results

	For the Year Ended December 31,
($ millions)	2015	2014	% Change
Revenue	135.3	137.0	-1.3%
Regular Corrugating Medium Paper ("CMP")*	80.8	86.1	-6.2%
Light-Weight CMP**	16.1	10.4	54.6%
Offset Printing Paper	36.3	37.6	-3.3%
Tissue Paper Products	1.7	0.0	NA
Digital Photo Paper	0.4	3.0	-87.4%
Gross profit	27.9	22.8	22.3%
Gross margin	20.6%	16.6%	4.0	pp
Regular Corrugating Medium Paper ("CMP")*	20.1%	14.4%	5.7	pp
Light-Weight CMP**	30.3%	27.2%	3.1	pp
Offset Printing Paper	18.6%	18.6%	0.0	pp
Tissue Paper Products	13.7%	NA	NA
Digital Photo Paper	-64.8%	17.7%	-85.2	pp
Operating income	18.2	17.4	4.5%
Net income	11.5	11.7	-1.4%
EBITDA	32.2	25.7	25.4%
Basic and Diluted earnings per share	0.57	0.61	-6.5%

* Products from PM6
** Products from the newly renovated PM1
***Pp represents percentage points

3

Revenue

For the year ended December 31, 2015, total revenue decreased by $1.7 million, or 1.3%, to $135.3 million, from $137.0 million for the fiscal year of 2014. The decrease in total revenue was primarily due to a decrease in sales of regular CMP, digital photo paper and offset printing paper, which were partially offset by increase in sales of light-weight CMP and contribution from the sales of the tissue paper products. The following table summarizes revenue, volume and ASP by product for the year ended December 31, 2015:

	For the Year Ended December 31,
	2015			2014
	Revenue ($'000)	Volume (tonne)	ASP ($/tonne)	Revenue ($'000)	Volume (tonne)	ASP ($/tonne)
Regular CMP	80,780	224,302	360	86,076	236,906	363
Light-Weight CMP	16,106	43,920	367	10,420	28,226	369
Offset Printing Paper	36,323	53,137	684	37,564	54,774	686
Tissue Paper Products	1,718	1,307	1,315	-	-	NA
Digital Photo Paper	376	121	3,107	2,981	763	3,907
Total	135,303	322,787	419	137,041	320,669	427

Revenue from CMP, including both regular CMP and light-weight CMP, increased by $0.4 million, or 0.4%, to $96.9 million, and accounted for 71.6% of total revenue for the year ended December 31, 2015, compared to $96.5 million, or 70.4% of total revenue, for the fiscal year of 2014. The Company sold 268,222 tonnes of CMP at an ASP of $361 for the year ended December 31, 2015, compared to 265,132 tonnes at an ASP of $364/tonne for the year ended December 31, 2014.

Of the total CMP sales, revenue from regular CMP decreased by $5.3 million, or 6.2%, to $80.8 million, resulting from sales of 224,302 tonnes at an ASP of $360/tonne during the year ended December 31, 2015, compared to revenue of $86.1 million, resulting from sales of 236,906 tonnes at an ASP of $363/tonne for the year ended December 31, 2014. Revenue from light-weight CMP increased by $5.7 million, or 54.6%, to $16.1 million, resulting from sales of 43,920 tonnes at an ASP of $367/tonne during the year ended December 31, 2015, compared to revenue of $10.4 million, resulting from sales of 28,226 tonnes at an ASP of $369/tonne for the year ended December 31, 2014.

Revenue from offset printing paper decreased by $1.2 million, or 3.3%, to $36.3 million for the year ended December 31, 2015, from $37.6 million for the year ended December 31, 2014. The Company sold 53,137 tonnes of offset printing paper at an ASP of $684/tonne in the year ended December 31, 2015, compared to 54,774 tonnes at an ASP of $686/tonne in the year ended December 31, 2014.

Revenue from tissue paper products was $1.7 million. The Company sold 1,307 tonnes at an ASP of $1,315/tonne for the year ended December 31, 2015. The Company began the commercial production of tissue paper products in June 2015, and did not sell any tissue paper products in 2014.

Revenue from digital photo paper was $0.4 million for the year ended December 31, 2015, compared to $3.0 million for the year ended December 31, 2014. The Company sold 121 tonnes of digital photo paper at an ASP of $3,107/tonne in the year ended December 31, 2015, compared to 763 tonnes at an ASP of $3,907/tonne in the year ended December 31, 2014. As discussed above, we resumed commercial production of digital photo paper in August 2015.

Gross Profit and Gross Margin

Total cost of sales decreased by $6.8 million, or 6.0%, to $107.4 million for the year ended December 31, 2015, from $114.3 million for the year ended December 31, 2014. Cost of sales per tonne was $333 for the year ended December 31, 2015, compared to $356 for the year ended December 31, 2014. Costs of sales per tonne for regular CMP, light-weight CMP, offset printing paper, tissue paper products, and digital photo paper were $288, $255, $557, $1,135, and $5,121, respectively, for the year ended December 31, 2015, compared to $311, $269, $558, $nil, and $3,215, respectively, for the year ended December 31, 2014.

Total gross profit increased by $5.1 million, or 22.3%, to $27.9 million for the year ended December 31, 2015, from $22.8 million for the year ended December 31, 2014. Total gross margin was 20.6% for the year ended December 31, 2015, compared to 16.6% for the year ended December 31, 2014. Gross margins for regular CMP, light-weight CMP, offset printing paper, tissue paper products, and digital photo paper were 20.1%, 30.3%, 18.6%, 13.7%, and -64.8%, respectively, for the year ended December 31, 2015, compared to 14.4%, 27.2%, 18.6%, nil, and 17.7%, respectively, for the year ended December 31, 2014.

4

Selling, General and Administrative Expenses

SG&A was $9.7 million for the year ended December 31, 2015, compared to $4.8 million for the year ended December 31, 2014. The increase was primarily due to an increase in the depreciation costs associated with disassembling the digital photo production lines for relocation that was charged to SG&A and our temporarily idle property, plant and equipment at our new tissue paper plant in the Wei County Industrial Park.

Income from Operations

Income from operations increased by $0.8 million, or 4.5%, to $18.2 million for the year ended December 31, 2015, from $17.4 million for the year ended December 31, 2014. Operating margin was 13.3% for the year ended December 31, 2015, compared to 12.7% for the year ended December 31, 2014.

Net Income

Net income decreased by $0.2 million, or 1.4%, to $11.5 million for the year ended December 31, 2015, from $11.7 million for the year ended December 31, 2014. Basic and diluted earnings per share for the year ended December 31, 2015 were $0.57, compared to $0.61 for the year ended December 31, 2014.

EBITDA

EBITDA increased by $6.3 million, or 24.5%, to $32.2 million for the year ended December 31, 2015, from $25.7 million for the year ended December 31, 2014.

Cash, Liquidity and Financial Position

As of December 31, 2015, the Company had cash and cash equivalents, short-term debt (including notes payable and related party loan), current capital lease obligations, long term debt(including related party loans) and non-current capital lease obligations of $2.6 million, $27.7 million, $6.9 million, $19.0 million and $3.2 million, respectively, compared to $3.9 million, $28.5 million, $12.3 million, $15.6 million and $4.1 million, respectively, at the end of 2014.

Net cash provided by operating activities was $21.2 million for the year ended December 31, 2015, compared to $32.3 million for the year ended December 31, 2014. Net cash used in investing activities was $19.3 million for the year ended December 31, 2015, compared to $36.3 million for the year ended December 31, 2014. Net cash used in financing activities was $2.8 million for the year ended December 31, 2015, compared to net cash provided by financing activities of $4.7 million for the year ended December 31, 2014.

Earnings Conference Call:

The Company's management will host a conference call to discuss its fourth quarter and fiscal year of 2015 financial results at 8:00 am US Eastern Time (5:00 am US Pacific Time/ 8:00 pm Beijing Time) on Thursday, March 24, 2016.

To attend the conference call, please dial-in using the information below. When prompted upon dialing-in, please provide the conference ID or ask for the "Orient Paper Fourth Quarter 2015 Earnings Conference Call."

Conference Call
Date:	Thursday, March 24, 2016
Time:	8:00 am EDT
International Toll Free:	United States: +1-855-500-8701 Mainland China: 400-120-0654 Hong Kong: 800-906-606 International: +65-6713-5440
Conference ID:	63069503

This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking http://www.orientpaperinc.com/, or http://edge.media-server.com/m/p/v5hdx4gq.

Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software.

A playback will be available through April 8, 2016. To listen, please dial +1-855-452-5696 if calling from the United States, or +61-290-034-211 if calling internationally. Use the passcode 63069503 to access the replay.

5

About Orient Paper, Inc.

Orient Paper, Inc. ("Orient Paper") is a leading paper manufacturer in North China. Using recycled paper as its primary raw material (with the exception of its digital photo paper and tissue paper products), Orient Paper produces and distributes three categories of paper products: corrugating medium paper, offset printing paper, and other paper products, including digital photo paper and tissue paper products.

With production based in Baoding and Xingtaiin North China's Hebei Province, Orient Paper is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country.

Orient Paper's production facilities are controlled and operated by its wholly owned subsidiary Shengde Holdings Inc, which in turn controls and operates Baoding Shengde Paper Co., Ltd., and Hebei Baoding Orient Paper Milling Co., Ltd.

Founded in 1996, Orient Paper has been listed on the NYSE MKT under the ticker symbol "ONP" since December 2009. For more information about the Company, please visit http://www.orientpaperinc.com.

Safe Harbor Statements

This press release may contain forward-looking statements. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including risks outlined in the Company's public filings with the Securities and Exchange Commission, including the Company's latest annual report on Form 10-K. All information provided in this press release speaks as of the date hereof. Except as otherwise required by law, the Company undertakes no obligation to update or revise its forward-looking statements.

6

ORIENT PAPER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE THREE MONTHS AND YEARS ENDED DECEMBER 31, 2015 AND 2014

	Three Months Ended		Year Ended
	December 31		December 31,
	2015	2014	2015	2014

Revenues	$35,108,810	$32,697,113	$135,303,173	$137,041,447
Cost of sales	(29,135,013)	(27,121,656)	(107,442,568)	(114,263,299)
Gross Profit	5,973,797	5,575,457	27,860,605	22,778,148
Selling, general and administrative expenses	(2,308,691)	(1,965,387)	(9,663,835)	(4,859,215)
Loss from disposal of property, plant and equipment	-	(20,225)	-	(709,647)
Gain from disposal of assets held for sale	-	132	-	203,620

Income from Operations	3,665,106	3,589,977	18,196,770	17,412,906

Other Income (Expense):
Interest income	5,135	69,845	70,319	149,783
Subsidy income	68,140	22,614	555,605	22,614
Interest expense	(807,291)	(558,411)	(3,157,524)	(1,446,439)

Income before Income Taxes	2,931,090	3,124,025	15,665,170	16,138,864

Provision for Income Taxes	(770,801)	(896,011)	(4,122,965)	(4,432,504)

Net Income	2,160,289	2,228,014	11,542,205	11,706,360

Other Comprehensive Income (Loss):
Foreign currency translation adjustment	(3,664,314)	952,353	(10,678,146)	(125,143)

Total Comprehensive Income (Loss)	$(1,504,025)	$3,180,367	$864,059	$11,581,217

Earnings Per Share:
Basic and Fully Diluted Earnings per Share	$0.11	$0.11	$0.57	$0.61

Weighted Average Number of Shares
Outstanding - Basic and Fully Diluted	20,316,400	20,316,400	20,316,400	19,270,394

7

ORIENT PAPER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2015 and 2014

	December 31,
	2015	2014
ASSETS

Current Assets
Cash and cash equivalents	$2,641,917	$3,891,473
Restricted cash	10,779,845	8,873,999
Accounts receivable (net of allowance for doubtful accounts of $38,865 and $76,125 as of December 31, 2015 and 2014, respectively)	1,904,396	3,730,123
Inventories	9,205,420	7,139,599
Prepayments and other current assets	1,812,415	2,919,668
Total current assets	26,343,993	26,554,862
Prepayment on property, plant and equipment	1,404,460	1,490,440
Property, plant, and equipment, net	206,191,158	208,213,198
Recoverable VAT	3,266,454	3,228,075
Deferred tax asset – non-current	1,420,854	281,010
Total Assets	$238,626,919	$239,767,585

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Short-term bank loans	$13,859,800	$9,805,524
Current portion of long-term loans from credit union	-	147,083
Current portion of long-term loans from a related party	-	2,386,978
Current obligations under capital lease	6,860,412	12,258,488
Accounts payable	253,425	-
Notes payable	13,859,800	16,113,744
Due to a related party	368,751	227,900
Accrued payroll and employee benefits	531,912	492,765
Other payables and accrued liabilities	3,902,971	2,400,523
Income taxes payable	600,876	637,143
Total current liabilities	40,237,947	44,470,148

Loans from credit union	5,174,325	5,760,745
Loans from a related party	13,859,800	9,805,524
Deferred gain on sale-leaseback	327,637	695,389
Long-term obligations under capital lease	3,217,785	4,090,413
Total liabilities	62,817,494	64,822,219

Commitments and Contingencies

Stockholders' Equity
Common stock, 500,000,000 shares authorized, $0.001 par value per share, 20,316,400 shares issued and outstanding as of December 31, 2015 and 2014	20,316	20,316
Additional paid-in capital	49,218,982	49,218,982
Statutory earnings reserve	6,080,574	6,080,574
Accumulated other comprehensive income	6,343,019	17,021,165
Retained earnings	114,146,534	102,604,329
Total stockholders' equity	175,809,425	174,945,366
Total Liabilities and Stockholders' Equity	$238,626,919	$239,767,585

8

ORIENT PAPER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

	2015	2014

Cash Flows from Operating Activities:
Net income	$11,542,205	$11,706,360
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,398,990	8,289,320
Loss(Gain) from impairment and disposal of property, plant and equipment	-	709,647
Gain from disposal of assets held for sale	-	(203,620)
(Recovery from)/ Allowance for bad debts	(34,204)	8,571
Stock-based expense for service received	-	-
Deferred tax	(1,203,019)	398,385
Changes in operating assets and liabilities:
Accounts and notes receivable	1,710,176	(413,159)
Prepayments and other current assets	744,454	(1,799,514)
Inventories	(2,578,342)	4,257,805
Accounts payable	263,720	(921,580)
Notes payable	(1,378,183)	11,163,003
Accrued payroll and employee benefits	70,319	(4,950)
Other payables and accrued liabilities	(1,332,039)	(299,932)
Income taxes payable	508	(577,163)
Net Cash Provided by Operating Activities	21,204,585	32,313,173

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(19,331,000)	(39,207,768)
Proceeds from sale of assets held for sale	-	2,684,703
Proceeds from disposal of property, plant and equipment	-	241,714
Net Cash Used in Investing Activities	(19,331,000)	(36,281,351)

Cash Flows from Financing Activities:
Proceeds from issuing of common stock	-	2,311,002
Proceeds from related party loans	5,197,615	10,557,060
Repayment of related party loans	(2,730,654)	(793,500)
Proceeds from bank loans	14,422,846	11,366,410
Repayments of bank loans	(10,023,878)	(8,111,890)
Payment of capital lease obligation	(7,148,142)	(4,199,689)
Restricted cash	(2,515,986)	(6,395,131)
Dividend Paid	-	-
Net Cash (Used in)/ Provided by Financing Activities	(2,798,199)	4,734,262

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(324,942)	(5,774)

Net Increase/ (Decrease) in Cash and Cash Equivalents	(1,249,556)	760,310

Cash and Cash Equivalents - Beginning of Period	3,891,473	3,131,163

Cash and Cash Equivalents - End of Period	$2,641,917	$3,891,473

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest, net of capitalized interest cost	$3,255,478	$1,826,460
Cash paid for income taxes	$5,325,477	$4,611,282

CONTACT: Company Contact: Orient Paper, Inc., Email: ir@orientpaperinc.com; Investor Relations: Tina Xiao, Weitian Group LLC, Email: onp@weitian-ir.com, Phone: +1-917-609-0333

9